Exhibit 99.1

Callon Petroleum Company Announces Increased Borrowing Base And Expanded Bank Group
Natchez, MS (October 15, 2012) - Callon Petroleum Company (NYSE: CPE) today announced the completion of a scheduled redetermination under its $200 million revolving credit facility. After review of the company's mid-year reserves, the borrowing base was increased from $60 million to $80 million. The next redetermination of the borrowing base is scheduled for March 31, 2013.

The revolving credit facility was amended to reflect the addition of Citibank, NA, IBERIABANK, Whitney Bank and OneWest Bank, FSB as participating lenders. Regions Bank continues to serve as Administrative Agent for the facility. In addition, the maturity date of the credit agreement was extended to March 15, 2016.

"We are pleased to welcome four new banks to our lending group and to announce the increase in our borrowing base to $80 million, the second increase this year," said Fred Callon, Chairman, President and CEO. "The increases in the borrowing base reflect our continued success in growing our onshore production and reserve base. With the ongoing support of our lenders, we believe that Callon is well-positioned to continue the expansion and development of its Permian Basin acreage position."

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

This news release is posted on the company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements including the words "believes," "expects," "plans" and words of similar meaning. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC`s website at www.sec.gov.

For further information contact
Rodger W. Smith, 1-800-451-1294